Exhibit 10.3

On [ ], WestRock Company (the “Company”), in accordance with the provisions of the WestRock Company [ ] Incentive Stock Plan (the “Incentive Plan”), granted you an RSU award for [ ] shares (the “RSU Award,” and such underlying shares, the “Stock Grant Shares”) of the Company’s common stock (“Common Stock”). Your RSU Award and the Stock Grant Shares are subject to the terms and conditions set forth in the Incentive Plan and this appendix, as well as any rules and regulations adopted by the Compensation Committee of the Board of Directors (the “Committee”). Any capitalized terms used and not defined in this appendix have the meanings set forth in the Incentive Plan.

1.
Vesting and Delivery of Stock Grant Shares

Unless vested or forfeited on an earlier date as provided in paragraph 3 or 5 of this appendix, the Stock Grant Shares granted pursuant to this appendix will vest on [ ]. As soon as practicable after your RSU Award vests, the Stock Grant Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with paragraph 4 below), free of all restrictions, unless you make an election to defer receipt of any Stock Grant Shares under the WestRock Company 2016 Deferred Compensation Plan for Non-Employee Directors (the “DCP”). Any Stock Grant Shares that are deferred to the DCP will be released to you within 90 days after the end of the calendar quarter in which you cease to be a member of the Board of Directors.

2.
Voting and Dividends

You will not be entitled to vote the Stock Grant Shares until they vest and have been delivered to you. As dividends on the Common Stock are paid, you will be credited with dividend equivalent units (“DEUs”) on the Stock Grant Shares (as well as on previously credited DEUs), which will be converted to additional Stock Grant Shares based on the mean of the high and low prices at which the Common Stock is traded on the New York Stock Exchange on the dividend distribution date. DEUs will ultimately be settled in shares of Common Stock at the same time and on the same terms as the underlying Stock Grant Shares. Any Stock Grant Shares that are deferred to the DCP will also be credited with DEUs.

3.
Forfeitures and Additional Vesting

If your services as a Director of the Company are terminated (other than by reason of your death or disability or upon a Change in Control, each as provided for below), any of your Stock Grant Shares and any DEUs that have not vested before or at the time of such termination will be forfeited. If your services as a Director of the Company are terminated by reason of your death or disability, all of your Stock Grant Shares will immediately vest.

4.
Beneficiary

You may designate a beneficiary to receive any Stock Grant Shares that are registered in your name before your death or which become issuable to you after your death, and you may change your beneficiary from time to time. If you do not elect to defer any Stock Grant Shares to the DCP, beneficiary designations must be filed with E*TRADE Securities LLC. Instructions for designating a beneficiary can be found under “Account Preferences” on your E*TRADE account. If you fail to designate a beneficiary, any Stock Grant Shares that are registered in your name before your death or which become issuable to you after your death will be delivered to the executor or administrator of your estate and any rights to such Stock Grant Shares or to the issuance of such shares may be distributed to the beneficiaries of your estate. If you elect to defer any Stock Grant Shares to the DCP, you must file a beneficiary designation with Newport Group, the administrator of the DCP, with respect to those Stock Grant Shares.

5.
Change in Control

All of your Stock Grant Shares, to the extent not previously forfeited or cancelled, will vest immediately upon the date that there is a Change in Control of the Company.

6.
Federal Income Tax Consequences

For a discussion of the federal income tax consequences relating to your Stock Grant Shares, please see the prospectus regarding the Stock Grant Shares that is available through the account through which you hold such shares. You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising from the grant or vesting of Stock Grant Shares. You should consult your tax advisor regarding these matters. Any Stock Grant Shares deferred to the DCP will become taxable when the Stock Grant Shares are delivered to you after you cease to be a member of the Board of Directors.

7.
Adjustment in Certain Events

In the event of specified changes in the Company’s capital structure as set forth in Section 13 of the Incentive Plan, the Committee is required to adjust the Stock Grant Shares in a reasonable and equitable manner to reflect such changes in the Company’s capital structure. This appendix will continue to apply to your awards as so adjusted.

8.
Section 409A of the Code

Your RSU Award is intended to comply with the requirements of Section 409A of the Code or an exemption thereto, and this Agreement shall be interpreted in a manner consistent with this intent in order to avoid the imposition of any additional tax, interest or penalties under Section 409A of the Code. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on you pursuant to Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or an exemption thereto.

9.
Other Terms

Any fractional shares due in connection with your RSU Award will be treated in accordance with Section 13 of the Incentive Plan. To the extent any provision of this appendix is inconsistent with a provision of the Incentive Plan, the provision of the Incentive Plan will govern.